UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2013

Cooper Tire & Rubber Company

(Exact name of registrant as specified in its charter)

Delaware	001-04329	34-4297750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 423-1321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously announced, on June 12, 2013, Cooper Tire & Rubber Company, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with wholly owned subsidiaries (the “Apollo Parties”) of Apollo Tyres Ltd (“Apollo”). The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, each shareholder of the Company would receive $35 per share and an indirect, wholly owned subsidiary of Apollo would merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Apollo. It has become clear that the Merger will not be consummated by the Apollo Parties and the Company has been notified that financing for the transaction is no longer available to the Apollo Parties, therefore, the Company terminated the Merger Agreement effective December 30, 2013 (the “Termination”).

As a result of the Termination, the Merger Agreement is void and of no effect, except that certain miscellaneous provisions of the Merger Agreement will survive. The Apollo Parties, however, will not be relieved or released from liability for damages as a result of the Termination.

On December 30, 2013, the Company issued a press release related to the Termination. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued December 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Jack Jay McCracken

Name: Jack Jay McCracken
Title: Assistant Secretary

Dated: December 30, 2013

Exhibit Index

99.1	Press Release issued December 30, 2013.